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                 POST-RETIREMENT EXECUTIVE CONSULTING AGREEMENT

                  This Post-Retirement Executive Consulting Agreement is made and entered into as of April 15, 2003, between AIR METHODS CORPORATION, a Delaware corporation (the "Company"), and GEORGE W. BELSEY ("Belsey").

                                    RECITALS

         A. Belsey is presently serving the Company as its Chairman of the Board of Directors of the Company (the "Board") and Chief Executive Officer, a position that he has held since June 1994. Belsey has advised the Board of his desire to retire as Chief Executive Officer following the Annual Meeting of Stockholders presently scheduled to be held on June 11, 2003, effective after June 30, 2003. The terms of Belsey's present employment are set forth in an Employment Agreement dated as of January 1, 2003.

         B. The Board desires that Belsey remain as Chairman of the Board of the Company after his retirement as Chief Executive Officer and that he be retained as a consultant to the Company. Belsey has agreed to continue to serve as Chairman of the Board until the Annual Meeting of Stockholders of the Company in 2004, and his continued service in that capacity, if any, will be dependent upon whether he is re-elected as a director upon the expiration of his present term in 2004, and upon the mutual desire of the Board and Belsey for him to continue in such a position. Belsey has agreed to serve the Company as a consultant for a period of five years in the manner provided in this Agreement.

                                    AGREEMENT

         In consideration of the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Effective Date; Term. The effective date of this Agreement shall be July 1, 2003, and it shall remain in effect through June 30, 2008.

         2. Services. Belsey shall provide services to the Company in the capacity of Chairman of the Board, and as a consultant to the Company.

                  a. Chairman of the Board. Belsey shall continue to serve as Chairman of the Board, at the pleasure of the Board, through the completion of the Annual Meeting of Stockholders in 2004. Without obligation to do so, Belsey may be re-elected to the Board of Directors at such 2004 Annual Meeting of Stockholders, in which event he may, at the mutual pleasure of the Board and himself, continue to serve as Chairman of the Board. Any such continued service as Chairman of the Board shall be deemed to be pursuant to this Agreement. As Chairman of the Board, Belsey shall maintain communications and relationships with other members of the Board, assist in maintaining coordination between the Board and officers of the Company and in consultation and cooperation with the

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         Chief Executive Officer of the Company, plan for and arrange meetings of the Board, including establishing agendas for meetings. He shall preside at meetings of the Board, (excepting executive sessions of independent directors) and meetings of the stockholders of the Company.

                  b. Consultant. During the term of this Agreement, Belsey agrees also to serve as consultant to the Company with such responsibilities, consistent with this Agreement, as the Board of Directors may designate. Such services may include consulting with and advising officers of the Company, assistance in maintaining relationships with stockholders, potential investors, financial advisers, customers and suppliers of the Company, and with governmental and regulatory agencies, and with industry associations and representatives. The services as a consultant shall be coordinated with and accomplished in conjunction with the officers of the Company. The Chief Executive Officer of the Company may also request Belsey to undertake reasonable consulting and managerial assignments on behalf of the Company.

                  c. Time Commitment. During the first year after the effective date of this Agreement, Belsey shall be generally available for service as a consultant on an as-needed basis which may be up to a full-time basis until December 31, 2003, subject to such vacation and personal time as he reasonably requests. After December 31, 2003, it is anticipated that Belsey will generally be available for consulting activities, together with his responsibilities, if any, as Chairman of the Board which may be up to approximately a one-half time basis. The duties assigned to Belsey hereunder shall be performed to the Company's offices in Denver, Colorado, except as travel may be required to meet with other parties with which the Company maintains relationships.

         3. Compensation for Services. As compensation for his services hereunder as Chairman of the Board and as a consultant, Belsey shall be entitled to compensation and benefits as described herein:

                  a. Fee for Services. Belsey shall receive cash compensation in the form of a consulting fee in the aggregate amount of $750,000, payable $150,000 per year from July 1, 2003 through June 30, 2007. Such fee shall be payable monthly at the rate of $12,500 per month. Except as provided in Section 8, such compensation shall continue for the five year term of this Agreement regardless of the amount of time that Belsey spends performing his services as Chairman and consultant and whether he may become disabled or die during such period, it being understood that such fee for service is provided for in return for the agreement of Belsey to perform such services. In addition, Belsey shall receive cash compensation of $50,000 on each of July 1, 2003, January 1, 2004 and January 1, 2005, which Belsey intends to contribute to a personal retirement fund.

                  b. Benefits. Belsey shall be entitled either to participate in the Company's health insurance program on the same basis as such participation is made available to officers and executive employees of the Company, or, if he is

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         deemed ineligible to participate as a covered insured under the
         Company's health program, to be reimbursed the cost of payments that he makes for comparable health insurance for himself and his wife, as provided for under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") or state law until October 1, 2004.

                  c. Reimbursement of Expenses/Office. The Company shall reimburse Belsey for all reasonable out-of-pocket expenses incurred by Belsey in connection with the business of the Company and in performance of his duties under this Agreement upon presentation by Belsey to the Company of an itemized accounting of such expenses with reasonable supporting data. During the first year that this Agreement is in effect, and thereafter so long as he continues to serve as Chairman of the Board, the Company shall provide him with reasonable office space and equipment appropriate to his responsibilities, and shall provide him with such staff assistance as he may reasonably request to carry out his responsibilities to the Company.

                  d. Options/Bonus. It is specifically understood and agreed that Belsey shall not be entitled to participate in any bonus program for executives based upon his activities after June 30, 2003. Belsey may, in the sole discretion of the Compensation Committee or the Board, be granted stock options in such amounts as the Committee or the Board deems appropriate to provide incentive and recognition of his responsibilities and services.

         4. Change of Control. In the event that a change of control of the Company, as hereinafter defined, occurs, and if, thereafter, Belsey does not continue to serve as Chairman of the Board, Belsey's right to cash payment of fees pursuant to Section 3(a) shall accelerate and the unpaid balance of compensation provided for under such Section shall be paid to him immediately, together with an amount that reasonably reimburses him for any increase in his federal and state income taxes that results from such acceleration of the receipt of such income. Belsey's rights to benefits as provided for in Section 3(b), if then applicable, shall continue notwithstanding the change of control and the immediate payment of the balance of the cash payments. For purposes of this Section 4, a Change of Control shall be deemed to have occurred in the event that a merger, sale of assets, sale or exchange of stock, or other corporate reorganization occurs with another corporation or other entity, following which and as a result of which, more than 50% of the ownership interest of the surviving corporation is held by persons other than the stockholders of the Company prior to such transaction, or a majority of the directors of the surviving company are persons other than the directors of the Company prior to such transaction.

         5. Trade Secrets and Confidential Information. During the term of this Agreement and for a period of five years thereafter, Belsey shall not, directly or indirectly, use, disseminate, or disclose for any purpose other than for the purposes of the Company's business, any of the Company's confidential information or trade secrets, unless such disclosure is compelled in a judicial proceeding. Upon termination of his employment, all documents, records, notebooks, and similar repositories of records containing information relating to any trade secrets or

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confidential information then in Belsey's possession or control, whether prepared by him or by others, shall be left with the Company or returned to the Company upon its request.

         6. Covenant Not to Compete. During the term of this Agreement and for a period of eighteen (18) months thereafter, Belsey shall not, anywhere in the United States, engage in any business which competes directly or indirectly with the Company. Any company or business which is engaged in the air medical transport business or the business of furnishing or retrofitting aircraft to provide medical transports shall be deemed to be engaged in business in competition with the Company.

         7. Severability. It is the desire and intent of the parties that the provisions of Sections 5 and 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular sentence or portion of either Section 5 or 6 shall be adjudicated to be invalid or unenforceable, the remaining portions of such section nevertheless shall continue to be valid and enforceable as though the invalid portions were not a part thereof. In the event that any of the provisions of Section 10 relating to the geographic areas of restriction or the period of restriction shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction would deem enforceable, the geographic areas and times shall, for the purposes of this Agreement, be deemed to be the maximum areas or time periods which a court of competent jurisdiction would deem valid and enforceable in any state in which such court of competent jurisdiction shall be convened.

         8. Termination Breach and Injunctive Relief. In the event that Belsey breaches his obligations under Section 5 or 6, and such breach continues for more than ten (10) days after the Company notifies him in writing with a demand to decease the offending conduct, the Company may terminate this Agreement and all further obligations of the Company hereunder shall thereupon cease. Additionally, Belsey agrees that any violation by him of the agreements contained in Sections 5 and 6 are likely to cause irreparable damage to the Company, and therefore agrees that if there is a breach or threatened breach by Belsey of the provisions of said sections, the Company shall be entitled to an injunction restraining him from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

         9. Indemnification. The Company shall, to the full extent permitted by applicable law, indemnify Belsey and hold him harmless if he is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of Belsey's responsibility or services performed hereunder, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Belsey in connection with such action, suit or proceeding so long as Belsey acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. To the fullest extent permitted by law, the Company shall pay such expenses in advance of the final disposition of such action upon satisfying such conditions as may be imposed by law with respect to such advances.

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         10.      Miscellaneous.

                  a. Notices. Any notice required or permitted to be given under this Agreement shall be directed to the appropriate party in writing and mailed or delivered, if to the Company, to 7301 South Peoria, Englewood, Colorado 80112 or to the Company's then principal office, if different, and if to Belsey, to such address as he may have furnished to the Company for this purpose or, if Belsey has furnished no such address, to his last known address as shown on the Company's records.

                  b. Binding Effect. This Agreement is a personal service agreement and may not be assigned by the Company or Belsey, except that subject to the provisions of Section 4 hereof, the Company may assign this Agreement to a successor by merger, consolidation, sale of assets or other reorganization, and subject to the foregoing, and, in particular, the rights of Belsey to compensation hereunder, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.

                  c. Amendment. This Agreement may not be amended except by an instrument in writing executed by each of the parties hereto.

                  d. Applicable Law. This Agreement is entered into in the State of Colorado and for all purposes shall be governed by the laws of the State of Colorado.

                  e. Counterparts. This instrument may be executed in one or more counterparts, each of which shall be deemed an original.

                  f. Entire Agreement. As of the Effective Date specified herein, this Agreement supersedes and replaces all prior agreements between the parties related to Belsey's employment by the Company. All obligations of the parties under the currently effective Employment Agreement that have continuing effect shall continue notwithstanding this Agreement except to the extent that any such provisions may be in direct conflict with the provisions of this Agreement, in which case the provisions of this Agreement shall be effective.

                  g. Attorney's Fees. In the event that either party shall resort to legal action to enforce that party's rights under this Agreement, the non-prevailing party shall pay all costs and expenses, reasonably incurred by the prevailing party in pursuing or defending such action, including reasonable attorney's fees.

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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  AIR METHODS CORPORATION

                                  By: /s/ Aaron D. Todd
                                     ------------------------------------------
                                     Aaron D. Todd, Chief Operating Officer
                                      and Chief Financial Officer

                                   /s/ George W. Belsey
                                  ---------------------------------------------
                                  George W. Belsey

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